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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ---------

                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                        Securities Exchange Act of 1934

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               Date of the Earliest Event Reported: April 1, 1999

                        National Propane Partners, L.P.
             (Exact name of Registrant as specified in its charter)

           Delaware                       1-11867                42-1453040
(State or other jurisdiction of    (Commission File No.)      (I.R.S. Employer
incorporation or organization)                               Identification No.)

                Suite 1700, Alliant Tower, 200 1st Street, S.E.
                         Cedar Rapids, IA 52401-1409
              (Address of principal executive offices) (Zip Code)

                                 (319) 365-1550
              (Registrant's telephone number, including area code)




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Item 5. Other Events

     On April 1, 1999, the Registrant filed with the Securities and Exchange Commission (the "Commission") a Form 12b-25 notifying the Commission that it would be filing its annual report on Form 10-K on or before April 15, 1999.

     National Propane Corporation, the Managing General Partner of the Registrant, is currently engaged in negotiations with an independent third party (the "Purchaser") to execute a definitive agreement (the "Agreement") whereby the Purchaser will acquire all, or substantially all, of the ownership interests of the Registrant including substantially all of the Managing General Partner's ownership interests in the Registrant (the "Partnership Sale"). In addition, the Registrant was not in compliance with a covenant under its bank credit facility at December 31, 1998 and is forecasting non-compliance with the same covenant as of March 31, 1999. The Registrant has received an unconditional waiver of such non-compliance from the credit facility lenders with respect to the non-compliance at December 31, 1998 and a conditional waiver with respect to future covenant non-compliance through August 31, 1999. A number of the conditions to the waiver are directly related to the Partnership Sale.

     The Registrant expects to report in its Annual Report on Form 10-K for the year ended December 31, 1998, revenues of approximately $134.0 million, operating income of approximately $6.2 million and a net loss of approximately $1.5 million compared with revenues of $165.2 million, operating income of $9.8 million and net income of $3.8 million in the year ended December 31, 1997. The decrease in revenues in 1998 compared to 1997 is due primarily to decreased selling prices ($20.6 million) as a result of lower product costs and propane sales volume decreases ($10.9 million) principally as a result of warmer weather in 1998 compared to 1997. Operating income declined principally due to the lower sales volumes ($5.0 million) and an increase in selling, general and administrative expenses (approximately $1.6 million) partially offset by decreased operating expenses attributable to revenues ($2.9 million). The net loss of approximately $1.5 million in 1998 represents an approximate $5.3 million decrease from net income of $3.8 million in 1997. This decrease in net income is due to the decreased operating income described above, an approximate $1.2 million increase in interest expense due primarily to the amortization of fees associated with 1998 amendments to the Registrant's debt agreements and a $0.5 million decrease in interest income as a result of a $10 million prepayment of the Registrant's note receivable from Triarc Companies, Inc.


                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            NATIONAL PROPANE PARTNERS, L.P.

                                            By: NATIONAL PROPANE CORPORATION,
                                                AS MANAGING GENERAL PARTNER


                                            By: /s/ R. Brooks Sherman
                                                --------------------------------
                                                Name:  R. Brooks Sherman
                                                Title: Vice President and
                                                       Chief Financial Officer

Date: April 1, 1999